SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 6, 2006

VECTREN CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No.	Registrant, State of Incorporation, Address, and Telephone Number	I.R.S Employer Identification No.

1-15467	Vectren Corporation	35-2086905
(An Indiana Corporation)
One Vectren Square,
Evansville, Indiana 47708
(812) 491-4000

Former name or address, if changed since last report:
N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Vectren Corporation has elected to resume its participation in the production of synthetic fuel due to the recent decline in oil prices. This decision is in accordance with the partnership agreement in place with Pace Carbon Synfuels, LP, a limited partnership that operates four projects to produce and sell coal-based synthetic fuel.

With the recent decline in oil prices and favorable fuel price projections, the partnership has elected to resume full production of synthetic fuel, subject to the availability of raw material. The Company will continue to monitor changes in the level and volatility in oil prices and may modify its participation in accordance with partnership agreement. The Company has fully hedged 2006 expected production and will continue to evaluate 2007 synfuel opportunities.

As previously disclosed, the partnership had previously idled all of its synfuel production in July 2006 due to the level and volatility of oil prices. In accordance with the partnership agreement, Vectren announced that it had elected to opt out of its participation in the production of synthetic fuel. Consistent with the decision to cease participation in production activities, the Company recorded a $9.5 million or $5.7 million after tax charge in the second quarter of 2006. The Company expects its involvement in synfuels will produce a net loss of $0.04 to $0.06 per share in 2006.

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby furnishing cautionary statements identifying important factors that could cause actual results of the Company and its subsidiaries to differ materially from those projected in forward-looking statements of the Company and its subsidiaries made by, or on behalf of, the Company and its subsidiaries. These cautionary statements are attached as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTREN CORPORATION
October 6, 2006

By: /s/ M. Susan Hardwick
M. Susan Hardwick
Vice President and Controller

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995